Exhibit 10.2

PIONEER DRILLING SERVICES, LTD.

ANNUAL INCENTIVE COMPENSATION PLAN

FORM OF INCENTIVE COMPENSATION AWARD AGREEMENT

This Incentive Compensation Award Agreement (this “Agreement”) is made as of                        , 20   between Pioneer Drilling Services, Ltd., a Texas limited partnership (the “Partnership”), and                       (the “Participant”) under the Pioneer Drilling Services, Ltd. Annual Incentive Compensation Plan (the “Plan”), a copy of which has been made available to the Participant, and sets forth the terms, conditions and limitations applicable to an Award to the Participant relative to Fiscal Year 20     .

This Agreement is subject to the Plan (which may be amended from time to time), and the provisions of the Plan will govern where there is any inconsistency between the Plan and this Agreement.  The provisions of the Plan are also the provisions of this Agreement, and all terms, provisions and definitions set forth in the Plan are incorporated into this Agreement and made a part of this Agreement for all purposes.  Capitalized terms used and not otherwise defined in this Agreement have the respective meanings assigned to such terms in the Plan.

1.             Eligibility Level.  The Committee hereby designates, and Participant acknowledges, that the Participant shall be assigned to Eligibility Level           under the Plan.

2.             Award Opportunity.  Attached hereto as Exhibit A is an incentive determination worksheet which describes the Performance Goal(s) applicable to this Agreement and the percentage of the maximum Award to be paid, depending on what level(s) of the Performance Goal(s) is or are achieved during the Plan Year and the exercise of the Committee’s discretion under the Plan.  The Partnership and the Participant acknowledge that the operating results of the Partnership and its Affiliates during the Plan Year are substantially uncertain, and, accordingly, it is substantially uncertain whether the Performance Goal(s) will be satisfied during the Plan Year.

3.             Payment.  Subject to the forfeiture provisions of Section 7 of the Plan, an Award will be paid to the Participant following the conclusion of the Plan Year, upon the conditions that (a) the Performance Goal(s) specified herein have been achieved and (b) the Committee has reviewed and approved the Award and (c) the Committee has not exercised its discretion to increase or reduce the amount of, or cancel payment of, the Award.  The Participant acknowledges that the Committee retains the complete discretion under the Plan to determine the amount paid pursuant to an Award, and the Committee may eliminate or reduce the payment pursuant to an Award based on any factors it deems relevant.  Payment shall be made in the form of a lump-sum cash payment as soon as practicable following the close of the Plan Year, but not later than two and one-half months after the end of the Plan Year, provided that the Participant remains employed on the payment date for the Award.

PIONEER DRILLING SERVICES, LTD.		PARTICIPANT

By:	PDC MGMT. CO.,
its general partner

By:
	[Name]	[Name]
[Title]

Exhibit A to Incentive Compensation Award
Agreement dated as of                  , 20

Pioneer Drilling Services, Ltd.

Incentive Award Determination Worksheet

Fiscal 2006

[to come]